UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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UFP INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)
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UFP Industries, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Notice of Annual Meeting
The Annual Meeting of Shareholders of UFP Industries, Inc. (the “Company”) will be held on Wednesday, April 21, 2021, at 8:30 a.m. EDT. Due to restrictions imposed as a result of the COVID-19 pandemic, this year we will be conducting our Annual Meeting by means of remote communications via the Internet. You will be able to vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/UFPI2021 and entering the 16-digit control number located on your proxy card or Notice of Internet Availability of Proxy Materials. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. To submit questions in advance of the Annual Meeting, visit proxyvote.com before 6:00 p.m. EDT on April 20, 2021 and enter the 16-digit control number. The meeting is being held for the following purposes:
(1)	To elect three directors for three-year terms expiring in 2024.
(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.
(3)	To participate in an advisory vote to approve the compensation paid to our Named Executives.
(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.
Shareholders of record at the close of business on February 24, 2021, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll-free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their proxy card or Notice of Internet Availability of Proxy Materials, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their proxy card or Notice, and follow the instructions provided.
BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas, General Counsel and Secretary
March 10, 2021
Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

UFP Industries, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Annual Meeting of Shareholders
April 21, 2021
2021 Proxy Statement
GENERAL QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
The following is information regarding the meeting and the voting process, presented in a question and answer format.
What is a proxy?
A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders (“Annual Meeting”) if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to UFP Industries, Inc. and its subsidiaries.
What is a proxy statement?
A proxy statement is a document required by the United States Securities and Exchange Commission (“SEC”) to explain the matters on which you are being asked to vote by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 10, 2021.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.
On or about March 10, 2021, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request it. The Notice instructs you on how to electronically access and review all the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on a one-time or ongoing basis.
Where is this year’s proxy statement available electronically?
You may view this proxy statement and our 2020 Report to Shareholders electronically by going to www.proxyvote.com.
Who can vote?
Only record holders of the Company's common stock at the close of business on February 24, 2021 (the “Record Date”), can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee on how to vote their shares. See “How can I vote?” below.
How can I vote?
If your shares are held in “street name,” follow the instructions provided by your bank, broker or other nominee. If your shares are held in your name, you may vote in one of four ways:
•
Via Internet: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. EDT, April 20, 2021.

•
By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. EDT, April 20, 2021.

•	In Writing: Complete, sign, date and return the proxy card in the return envelope provided with your proxy card, so that it is received no later than April 20, 2021.
•
At the Meeting: Even though this year’s meeting is being held exclusively by means of remote communications, you may vote at the meeting. To do so, please log onto the Internet at www.virtualshareholdermeeting.com/UFPI2021. At this site, you will be able to vote electronically and ask questions.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted as follows: for the three directors nominated by the Board of Directors; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2021; and for the non-binding, advisory proposal to approve the compensation paid to our Named Executives.
Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:
(1)	Delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525;
(2)	Submitting another properly completed proxy card that is later dated;
(3)	Voting by telephone at a subsequent time;
(4)	Voting via the Internet at a subsequent time; or
(5)	Voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.
How many votes do we need to hold the Annual Meeting?
In order to carry on the business of the meeting, we must have a quorum. This means that a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy. Shares are counted as present at the meeting if the shareholder either:
•	Iis present and votes at the Annual Meeting; or
•	Has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).
On the Record Date, there were 61,753,004 shares of common stock issued and outstanding. Therefore, at least 30,876,503 shares need to be present at the Annual Meeting.
What matters will be voted on at the meeting?
You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2024; (ii) ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2021; and (iii) a non-binding, advisory proposal to approve the compensation paid to our Named Executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.
How many votes are needed for each proposal?
Under the Company’s majority vote standard for the election of directors (described in more detail below), to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.” The ratification of the appointment of our independent registered accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. The say-on-pay vote is advisory; consequently, it is not binding upon the Board of Directors or the Personnel and Compensation Committee.
The election of directors and the say-on-pay vote are considered non-routine matters. Consequently, if your shares are held by a broker, bank or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.
What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe that any nominee will be unable to stand for re-election.
What options do I have in voting on each of the proposals?
You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 21, 2021.
This proxy statement along with our annual report is available at: www.proxyvote.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 26, 2020, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, UFP Industries, Inc., 2801 East Beltline NE, Grand Rapids, MI 49525.

IMPACT FROM AND RESPONSE TO COVID-19 PANDEMIC
As was the case for almost every company, we were not immune to the impact of the COVID-19 pandemic. We serve a wide range of customers, including essential businesses such as health care manufacturers, food suppliers, building products dealers and infrastructure contractors. The vast majority of our employees were deemed “Essential Critical Infrastructure Workers” under the guidance set forth by the Department of Homeland Security as executed by the Cybersecurity and Infrastructure Security Agency (CISA). This guidance, or guidance with similar designations, was incorporated into nearly all state “stay at home” orders issued to date. Consequently, the Company continued to operate and serve its customers’ critical needs. Certain customers whose products were not been deemed “critically essential” took temporary furloughs, and the Company responded accordingly with its facilities and employees. Among the safety measures we implemented are work-at-home and social distancing practices for office and production employees, initiated in advance of many government orders and recommendations. We also prohibited all nonessential business air travel and created continuity plans to ensure our plants received raw materials, ran production and shipped to customers with minimal disruption.
Our primary focus was on the safety and well-being of our employees, vendors and customers; consequently, we implemented new measures to serve customers while providing a safe workplace for our employees. We thank our employees for their incredible efforts and their willingness to help our customers through these challenging and rapidly changing times.
Our diverse business model allowed us to adapt to changing customer needs. We extend our utmost gratitude to the first responders, medical professionals and organizations working to contain COVID-19 and treat those affected by it. We also share our gratitude to drivers and other supply-chain employees for delivering essential items the Company needs.

VOTING SECURITIES AND RECORD DATE
As of February 24, 2021, the Record Date for the Annual Meeting, we had issued and outstanding, 61,753,004 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names as of the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.
The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of February 24, 2021.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,300,791(2)	15.30%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,761,427(3)	11.05%

Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	3,428,745(4)	5.60%
(1)	Except as otherwise indicated by footnote, each named shareholder has sole voting and investment power with respect to the shares indicated.
(2)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on January 26, 2021.
(3)	The Vanguard Group, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2021.
(4)
Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). All shares are owned by the Funds. Dimensional possesses investment and/or voting power over our Company's securities and may be deemed to be the beneficial owner of the shares, as noted on the Schedule 13G it filed with the SEC on February 12, 2021. Dimensional expressly disclaims beneficial ownership of such securities.

ELECTION OF DIRECTORS
Our Board presently consists of nine members. These members are divided into three classes of equal number, with the classes to hold office for staggered terms of three years each. Our Board has nominated Matthew J. Missad, Thomas W. Rhodes and Brian C. Walker to three-year terms expiring at our 2024 Annual Meeting of Shareholders. Each incumbent director has been previously elected by our shareholders.
The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substitute nominee.
The proxies cannot be voted for a greater number of persons than the number of nominees named. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.
The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee. A “majority of the votes cast” means that the number of votes cast “for” a director's election must exceed the number of votes cast “against” that director's election. “Abstentions” and “broker non-votes” are not counted as votes cast either “for” or “against” that director's election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.
In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.
The Board of Directors recommends a vote “FOR” the election of each of the three nominees.

2021 Board of Directors

Joan A. Budden

Former President and CEO of Priority Health

Director since 2019

William G. Currie

Chairman of the Board

Director since 1978

Benjamin J. McLean

CEO of Ruan Transportation Management Systems

Director since 2020

Bruce A. Merino

Former Senior Vice President of Merchandising for The Home Depot

Director since 2009

Matthew J. Missad

Chief Executive Officer

Director since 2011

Thomas W. Rhodes

President and CEO of TWR Enterprises, Inc.

Director since 2012

Mary Tuuk Kuras

President and CEO of the Grand Rapids Symphony

Director since 2014

Brian C. Walker

Partner – Strategic Leadership for Huron Capital

Director since 2015

Michael G. Wooldridge

Partner with Varnum LLP

Director since 2016

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting and for each person who is continuing as an incumbent director. The information was provided to us as of February 24, 2021, by the respective nominees and directors.
Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Nominees for Term Expiring in 2024

Matthew J. Missad (60) is the Chief Executive Officer of our Company, a position he has held since July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad has been on the board of Independent Bank Corporation since October 2014 and serves on its Compensation Committee.
Director since 2011

Mr. Missad’s experience and exposure to nearly all facets of our business are integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, culture, people, markets and opportunities.

Thomas W. Rhodes (59) is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a framing company he founded in 1984. TWR is one of the oldest and largest framing companies in Southern California. Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire.
Director since 2012 Chairman of Personnel and Compensation Committee Member of Audit Committee

Mr. Rhodes has spent over 37 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills have enabled him to branch out into other ventures, including real estate, hotel development and insurance. These experiences provide a unique benefit to his service on our Board.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Brian C. Walker (59) joined the private equity firm of Huron Capital in January 2019 as Partner-Strategic Leadership. He retired as Director, President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI on August 31, 2018, and previously served as its chief operating officer and chief financial officer. Mr. Walker is a Certified Public Accountant and serves on the board of directors of Cooper Tire and Rubber Co. and Gentex Corporation. He served on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.
Director since 2015 Chairman of Audit Committee

Mr. Walker is a financial expert, as defined by the SEC. His experience as the CEO of a large public company as well as his experience and expertise in finance, international business, executive compensation and strategic development are valuable to our Company. As a result, he has made meaningful contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters provide a unique benefit as a member of our Board.

Incumbent Directors – Term Expiring in 2022

Joan A. Budden (59) retired from Priority Health, based in Grand Rapids, MI, on December 31, 2020. She had served as its President and CEO since January 2016. Prior to that, she served as Chief Marketing Officer for Priority Health from the time she joined the company in 2009. Ms. Budden serves on the board of Independent Bank Corporation and a number of community and business organizations.
Director since 2019 Member of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Ms. Budden has more than 27 years of health insurance experience and has held a number of leadership and executive management positions in the health insurance industry. Her experience in a highly competitive and regulated industry that is undergoing significant change, as well as her marketing expertise and leadership skills, make her an important contributor to our Board.

William G. Currie (73) is Chairman of the Board of our Company which he joined in 1971, and has served as a salesman, general manager, vice president, and executive vice president. He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009. Mr. Currie served on the board of Forestar Real Estate Group Inc. from 2008 to 2016.
Director since 1978

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many companies in the lumber and building materials industries. He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

Bruce A. Merino (67) retired from The Home Depot in 2009 after 25 years with the company. At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot's Expo Design Center. Mr. Merino sits on the City of Hope's Home Improvement Board Council and is its chair.
Director since 2009 Member of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our Retail Solutions segment. His understanding of the procurement and marketing operations of big box retailers is very valuable to our Company.

Incumbent Directors - Term Expiring in 2023

Benjamin J. McLean (44) has been Chief Executive Officer of Ruan Transportation Management Systems, one of the largest privately-held logistics firms in the United States, since 2015. Since joining Ruan in 2007, Mr. McLean has also served as Ruan’s chief operating officer and chief information officer. Prior to joining Ruan, Mr. McLean assisted companies with mergers, acquisitions and equity offerings at William Blair & Company in Chicago, IL, and delivered technology consulting services as part of Deloitte Consulting’s Chicago office. Mr. McLean serves as a board member for the American Transportation Research Institute, is a member of the Northwestern University Transportation Center Business Advisory Committee and is a member and prior chair of the Iowa Business Council. Mr. McLean also served as chair of the Governor’s Economic Recovery Advisory Board for the State of Iowa.
Director since January 2020 Member of Audit Committee

Mr. McLean is a financial expert as defined by the SEC. His experience in transportation and logistics, as well as his role as chief executive officer of a large and sophisticated business organization, makes him an important contributor to our Board.

Mary Tuuk Kuras (56) became President and CEO of the Grand Rapids Symphony in Grand Rapids, MI in January 2019. Before joining the Symphony, she served as Chief Compliance Officer/Senior Vice President, Properties and Real Estate for Meijer, Inc., a regional retail chain. While at Meijer, Ms. Tuuk Kuras also served as Chief Compliance Officer. Prior to her tenure with Meijer, she was Executive Vice President of
Director since 2014 Member of Audit Committee Member of Nominating and Corporate Governance Committee

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Corporate Services, and Secretary of the Board of Directors, for Fifth Third Bancorp of Cincinnati, OH. Ms. Tuuk Kuras’ previous positions with Fifth Third included Executive Vice President and Chief Risk Officer of Fifth Third Bancorp, and President of Fifth Third Bank (Western Michigan) where she had leadership responsibility for the growth and strategic direction of major lines of business. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She serves on the board of United Bank, a Michigan bank, and on the boards of a variety of civic and educational institutions.

Ms. Tuuk Kuras is a financial expert, as defined by the SEC. Her experience in the financial services and retail industries adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, properties and real estate and corporate sustainability further enhances her value as a Board member.

Michael G. Wooldridge (61) is a Partner with the law firm of Varnum LLP, headquartered in Grand Rapids, MI. He joined Varnum in 1985 and is a partner in the firm's corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge has been included in The Best Lawyers in America since 2005. He also serves on the boards of several community organizations.
Director since 2016 Chairman of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Mr. Wooldridge serves as an advisor and counsel to a number of publicly-held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance disclosure requirements and other issues is invaluable, as is his experience in advising other publicly-held companies.

CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines and a variety of other corporate governance matters. The Principles also require the Board to have an Audit Committee, a Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tabs “Investors → Governance.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
We adopted a Code of Business Conduct and Ethics that applies to our employees, officers and directors. We also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tabs “Investors → Governance.” Any changes to or waivers of either Code for our chief executive officer or senior financial officers will be disclosed on our website.
Affirmative Determination Regarding Director Independence and Other Matters
As required by the Principles, our Board has determined each of the following directors to be an “independent director,” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): Joan A. Budden, William G. Currie, Benjamin J. McLean, Bruce A. Merino, Thomas W. Rhodes, Mary Tuuk Kuras, Brian C. Walker and Michael G. Wooldridge. There are no family relationships between or among the directors and our executive officers.
To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. Based on this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member's review of the information made available to the Nominating and Corporate Governance Committee.
The effectiveness of each of our directors is monitored through the use of an annual assessment. Our Board does not have a mandatory retirement age policy, although the Nominating and Corporate Governance Committee considers a director’s tenure with the Company as a factor in nominating incumbent directors. We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director's actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.
Committees
Audit Committee. Each member of the Audit Committee is “independent” under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. McLean, Ms. Tuuk Kuras and Mr. Walker each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management's conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance and ethics. During 2020, the Audit Committee held five meetings.
Personnel and Compensation Committee. Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for reviewing succession planning for our Chief Executive Officer, as well as administering our equity-based incentive plans and reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer. Additional information on the Committee's role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2020, the Personnel and Compensation Committee held two meetings.
Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations, to serve on the Board. During 2020, the Nominating and Corporate Governance Committee held two meetings.
Shareholder Nominees for Director. Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as a director. The nominee's written consent to the nomination and sufficient background information regarding the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.
Director Qualifications and Requirements. Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website. The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.
The Policy includes minimum qualification standards, Board composition standards and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:
(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.
(2)
Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.

(3)
Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.

(4)	Experience. The candidate must have experience at a strategic, policy-making, or senior management level in a business, government, non-profit or academic organization of high standing.
(5)
Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning and basic concepts of corporate finance.

(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.
In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert. The

Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education and background benefits our Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, sexual orientation, religious belief or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.
The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this Proxy Statement, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2021 Annual Meeting of Shareholders.
Majority Voting
Our Bylaws provide for majority voting in connection with the election of directors. This majority voting standard is described above in the “Election of Directors” section.
Communications with the Board
Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.
Meeting Attendance
Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting. All of our directors in office at that time attended our 2020 Annual Meeting. During the last fiscal year, there were four regular meetings of the Board and two special meetings of the Board, and the Board acted by unanimous written consent on nine occasions. Our directors attended all Board and Committee meetings for which they were eligible to attend. During fiscal 2020, the independent members of our Board met in executive session, without the presence of management, on four occasions.
Anti-Hedging and Anti-Pledging Policy
Our Board has adopted an anti-hedging and anti-pledging policy, restricting our executive officers and directors from engaging in hedging or pledging transactions without prior approval. Our policy defines a hedging transaction as any transaction or series of related transactions that are designed to hedge or offset any decrease in the market value of our stock or otherwise eliminate risk related to the ownership of our stock. Pledging transactions are defined to mean any pledge or grant of a security interest in the Company’s securities as collateral for a loan or other obligations to a third-party. Our executive officers and directors are prohibited from engaging in any such transactions without prior approval from the Nominating and Corporate Governance Committee of our Board. As of the date of this proxy statement, no such approvals have been made.

Leadership Structure and the Board's Role in Risk Oversight
William G. Currie, our current Chairman of the Board, was formerly our Company’s Chief Executive Officer and served as Executive Chairman until his retirement from our Company in July 2009. Our Board holds sessions of its meetings that are exclusively attended by independent directors. Mr. Currie chairs the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and our Chief Executive Officer. We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of chairman of the board and chief executive officer.
Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. Despite this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, as well as internal audit services performed by a third party, our Company's systems of internal controls, our Company's insurance advisors and the historically conservative practices of our Company, to provide comfort as to our Company's ability to manage its risks. Management's discussion of current risk factors is set forth in our Company's Annual Report on Form 10-K.
Corporate Responsibility and Environmental Stewardship
While our Company continues to expand its product offerings, wood and wood building products have been central to our business since its formation. Saws and related machinery that are necessary to convert raw lumber into our products have also been core to our business. We devote a vast amount of resources to ensuring that our employees are safe and that our principal source of raw material is sustainably grown and harvested.
We maintain a Corporate Safety Committee, Segment Safety Directors and dedicated safety personnel at each of our facilities to ensure that employees are properly trained on and protected from the inherent dangers of our saws and other equipment. Our accident frequency rate is one of the lowest in the industry.
As one of the largest purchasers of sawn timber in North America, we have a vested interest in promoting a sustainable environment where trees can be replenished and thrive. We source lumber from around the world and review and monitor our suppliers’ operations through regular dialogue and on-site visits. We have adopted policies and procedures to confirm that our suppliers share our values and utilize environmentally sound business practices by, among other things, harvesting from forests that have been certified as sustainable by a recognized third-party agency.
Many of our operations are built on a “Whole Log Model” which promotes value engineering and minimizes waste. All parts of a canted log are utilized by one or more of our three business segments. For our pressure treated wood products, we use only fast-growing species from managed forests. Our treating facilities are environmentally protective, closed-loop systems that recycle the solution used to treat lumber and have zero wastewater discharge. As a large manufacture of wood composite products, we are an active recycler and make significant use of recycled wood dust. More detailed information regarding our sustainability efforts can be found on our website at www.ufpi.com under the tabs “Our Story → Our Initiatives.”
RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021
The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 25, 2021 (“Fiscal 2021”). The services provided to our Company and our shareholders by Deloitte for 2020 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”
We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting to respond to appropriate questions and to make such statements as they may desire. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for ratification. Broker non-votes and abstentions will not be treated as votes cast on this proposal. Unless otherwise instructed by you, brokers, banks and other street name holders will have the discretionary authority to vote your shares on this matter.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.
The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for Fiscal 2021.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES
As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 26, 2020 and December 28, 2019. The following table sets forth the fees we paid to Deloitte for those years, all of which were pre-approved by the Audit Committee.
	2020	2019
Audit Fees(1)	$932,279	$862,569
Tax Services (Time and Materials)	$119,115	$34,124
Other Services	$28,895	$61,895
Total	$1,081,289	$958,588
(1)	Includes annual audit, quarterly reviews, and audit of internal controls.

Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining Deloitte for services which are proscribed by rules of the SEC. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee's responsibilities and authority under the pre-approval policy. All services provided by Deloitte under the captions “Audit Fees,” “Tax Services (Time and Materials)” and “Other Services” were approved by the Audit Committee under this policy.

AUDIT COMMITTEE REPORT
On February 22, 2021, the Audit Committee submitted to the Board of Directors the following report:
The Committee has reviewed and discussed with management our Company's audited financial statements as of and for the year ended December 26, 2020.
The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (“PCAOB”) standards, AU Section 380 Communication with Audit Committees.
The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, has discussed with Deloitte their independence, and has satisfied itself as to Deloitte's independence.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company's Annual Report on Form 10-K for the year ended December 26, 2020.
Brian C. Walker, Chairman Benjamin J. McLean Thomas W. Rhodes Mary Tuuk Kuras
The report of the Audit Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Consistent with our Board's recommendation, as approved by our shareholders, and as required under the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Our Company has had a long-standing tradition of delivering results to our shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.
Our compensation programs are substantially tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within the norm of a range of market practices and remain competitive.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for 66 years.
The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2020, based on the disclosure of our executive compensation in the proxy statement for that meeting. Approximately 97% of the shares voted at that meeting approved of the compensation paid to our Named Executives. The Board considered the results of this vote as highly supportive of the Company's compensation policies and programs. Nonetheless, as described in more detail below in our Compensation Discussion and Analysis, the Personnel and Compensation Committee recommended and the Board approved (a) the grant to our Named Executives of performance units that are conditioned on the future performance of the Company, and (b) modifications to the bonus pools applicable to our Named Executives for bonuses earned in 2020. The Personnel and Compensation Committee intends to analyze potential further changes to our incentive compensation program for fiscal 2021.
Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure, and related material disclosed in the Company’s proxy statement for its 2021 Annual Meeting of Shareholders, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” this proposal.

SECURITIES OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table contains information with respect to ownership of our common stock by each director, each nominee for election as director, each Named Executive in the tables under the caption “Executive Compensation” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of February 24, 2021:
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Matthew J. Missad	471,888(2)	*
Patrick M. Webster	424,767(2)	*
Michael R. Cole	223,654(2)	*
Allen T. Peters	188,875(2)	*
Patrick M. Benton	177,222(2)	*
William G. Currie	278,732(3)	*
Thomas W. Rhodes	67,978(3)	*
Bruce A. Merino	48,349	*
Mary Tuuk Kuras	38,690(3)	*
Michael G. Wooldridge	37,520(3)	*
Brian C. Walker	31,956(3)	*
Joan A. Budden	10,228(3)	*
Benjamin J. McLean	4,964(3)	*

All directors and executive officers as a group (16 persons)	2,162,573(2)(3)	3.53%
* Less than one percent (1%).
(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.
(2)
Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Benton and Peters in the amounts of 90,205 shares; 33,141 shares; 123,328 shares; 10,634 shares; and 15,757 shares, respectively.

(3)
Includes shares held in our Director Retainer Stock Plan for Mesdames Budden and Tuuk Kuras who hold 10,228 shares and 7,475 shares, respectively, and Messrs. Currie, McLean, Rhodes, Walker and Wooldridge who hold 26,696 shares; 4,964 shares; 51,076 shares; 24,753 shares; and 22,002 shares, respectively.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract and retain management personnel that we deem essential to promote our success. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, we seek to:
•	Create an environment that rewards performance for achievement of Company goals;
•	Attract and retain key executives critical to the long-term success of our Company; and
•	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.
We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.
What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward overall financial performance as well as each person’s individual contribution to our Company. In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual's contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.
Compensation Program Components - Emphasis on Incentive-Based Compensation
The Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable and competitive.
The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).
It has been our practice to provide modest base salaries, relative to the market, and place a greater emphasis on performance-based compensation. We believe that this is consistent with motivating our management team to create shareholder value and with what our shareholders expect. If we perform well and create value for our shareholders, our management team is compensated well for those results. We measure financial performance by our return on investment (“ROI”) in the business (described below), a metric we believe correlates well with the creation of shareholder value.

In 2020, management once again performed very well, relative to our targeted ROI. For the year, we achieved an overall ROI of 19.83%, more than three times our threshold ROI of 6%. This resulted in meaningful incentive compensation awards. We impose an overall cap on cash incentive compensation of two times each executive’s prevailing base salary. As explained in more detail below, any earned bonus in excess of this limitation is paid in the form of restricted stock that is subject to future service conditions. Consequently, each executive must continue working for the Company for an additional service period to receive the balance of the incentive compensation earned in 2020. As a result, our Named Executives funded the long-term compensation component of their total compensation with what they earned under our annual Performance Bonus Plan. For 2020, the bonus incentive dollars for all of the Company’s Business Units (defined below) totaled approximately $98,900,000. Of this total, 25% was paid out in the form of long-term incentive compensation through restricted stock grants and performance units that vest three years from the grant date.
Base Salaries. Base salaries are set for our executive officers at the Committee's January meeting each year. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, excluding his own compensation. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer, subject to the approval of our Board.
The Committee considers a variety of objective and subjective factors in considering the establishment of base salaries. In addition, the Committee reviews and monitors the executive compensation programs and pay levels of executives among our Company’s peer group(1). Based upon its review, the Committee concluded that our compensation program for executive officers is generally competitive and is effective in providing the requisite incentives and rewards to our leadership team. However, as explained in more detail below, the Committee did modify certain aspects of our executive compensation program by limiting bonus compensation based upon the relative growth of the bonus pools and adding a performance condition to certain of the long-term incentive compensation awards.
For 2021, the Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:
Named Executive	Effective Date	New Salary	% Increase
Matthew J. Missad	February 1, 2021	$816,093	1.00%
Michael R. Cole	February 1, 2021	$435,517	2.35%
Patrick M. Webster	February 1, 2021	$486,840	1.04%
Patrick M. Benton	February 1, 2021	$299,054	2.00%
Allen T. Peters	February 1, 2021	$315,395	2.00%
For fiscal 2020 the ratio of the median of the annual total compensation of all of our active employees as of December 26, 2020 excluding our Chief Executive Officer, ($43,509) to the annual total compensation of our Chief Executive Officer ($6,178,782) was 142:1. The compensation of our median employee was determined by: (1) calculating the annual total
(1)
Our current peer group companies are American Woodmark Corp., BlueLinx Holdings Inc., BMC Stock Holdings Inc., Boise Cascade Co., Builders FirstSource, Cornerstone Building Brands, Gibraltar Industries Inc., Greif Inc., Louisiana-Pacific Corp., Masco Corp., Simpson Manufacturing Inc., Sonoco Products Co., Trex Co. Inc and WestRock Company.

compensation of all of our active employees as of December 31, 2020 (the “Determination Date”); (2) ranking the annual total compensation of all employees (except our Chief Executive Officer) from lowest to highest (which comprised a total of 12,260 employees); and (3) selecting the employee who ranked as the median (6,130 on the list of 12,260). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. We applied applicable foreign exchange rates, relative to the U.S. dollar, for our non-U.S. employees. Total annual compensation for each employee, other than the CEO, includes each element of compensation listed in the Summary Compensation Table below, with the exception of employer contributions to any 401(k) or similar qualified, defined contribution plan, and shares granted but not vested, based upon our Company’s payroll records. For ease of administration, bonus dollars for all employees, except the CEO, reflect actual bonus compensation paid in 2020 but earned in 2019. However, as required for the Summary Compensation Table, the bonus dollars for the CEO reflect bonus dollars and associated stock grants earned in 2020 and paid in February 2021.
Annual Incentive Compensation. Our Performance Bonus Plan provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus ROI of each plant, region, and division (each of which is referred to as a “Business Unit”), as well as a separate Corporate Business Unit bonus pool. Combined, these bonus pools are the source for our Company’s aggregate bonus awards.
ROI is determined based upon the Business Unit's pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.
At the beginning of each year, each Named Executive is allocated a fixed percentage of the bonus pool of his or her respective Business Unit. The amount of an employee's percentage of his or her bonus pool is generally reflective of that person's relative degree of responsibility for the operations and results of that Business Unit, as well as his or her performance and tenure with the Company. If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon the Business Unit’s aggregate ROI. As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.
For the Corporate Business Unit, the minimum contribution percentage of 4.87% of pre-bonus operating profit occurs at the lowest level of ROI, which is 6.00%. The maximum contribution percentage of 10.47% occurs at an ROI of 25.50% and higher. In general, for every hundred basis point improvement in ROI, the Company contributes an approximate, additional 28 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool. Three of our Named Executives participated in the Corporate Business Unit bonus pool in 2020.
For 2020, we achieved an overall ROI of 19.83%. This resulted in a gross contribution of $36,605,227 to the Corporate Business Unit bonus pool, which equaled 8.42% of pre-

bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Benton and Peters) was based upon our Company's total ROI. The performance bonuses for Messrs. Benton and Peters were based upon the ROI of their respective Business Units.
The bonus amount for Mr. Missad was determined by the Company's ROI as a whole. Based upon that performance, we contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool. For 2020, Mr. Missad was eligible to receive an initial 20% allocation of the net Corporate Business Unit bonus pool. Beginning in 2020, the aggregate bonus amounts for the Company’s executive leadership team, which includes each of the Named Executives, was reduced based upon a formula tied to the aggregate dollar amount of the bonus pool. As a result, Mr. Missad’s 2020 bonus of $5,260,523 was 14.37% of the Corporate Business Unit bonus pool. However, this amount exceeds our Company policy which prohibits the cash payment of a performance bonus that is more than 2.0 times a participant’s base salary at the time the bonus is payable. As a result, Mr. Missad received a cash bonus of $1,632,186 for 2020, which was approximately 4.5% of the Corporate Business Unit bonus pool.
As referenced above, the Company limits cash bonus payments to 2.0 times a participant's base salary, determined as of the date the bonus is payable. The amount earned by an employee under the Performance Bonus Plan in excess of the permitted cash bonus amount (the “Excess Bonus”) is paid in the form of shares of restricted Company common stock under our Long-Term Stock Incentive Plan (described below). For employees other than members of the Company’s executive leadership team, which includes each of the Named Executives, for restricted stock awards granted in 2021 and based upon 2020 performance under the Performance Bonus Plan, the Excess Bonus was paid in the form of shares of restricted Company common stock that cliff vest on the third anniversary of the award date. For members of the Company’s executive leadership team, 90% of the Excess Bonus was paid in the form of shares of restricted Company common stock that cliff vest on the third anniversary of the award date. The balance of the Excess Bonus was paid in the form of performance units. The number of shares that may be issued for each performance unit is determined at the end of the three-year performance period, based upon the Company’s actual, cumulative pre-bonus operating profit relative to targeted pre-bonus operating profit for the three-year period (“Target PBOP”). The actual number of shares issuable is based upon the product of (1) the number of target shares shown that are subject to the award, and (2) the earnout percentage, based upon the following:
Company PBOP Relative to Target PBOP	Earnout Percentage
- At least 115% of Target PBOP	200%
- Less than 115% of Target PBOP but at least 90% of Target PBOP	100%
- Less than 90% of Target PBOP	0%
In addition, no shares are issuable unless the Company achieves the targeted pre-bonus return on investment during the three-year performance period.
The following table discloses and explains the determination of bonuses earned by the Named Executives under our Performance Bonus Plan for 2020. Due to the limits we place on cash bonus payments, the actual cash bonus payments to Messrs. Missad, Cole, Webster, Benton and Peters for 2020 were less than the total bonus amounts each earned under the terms of the Performance Bonus Plan.
Named Executive	Actual ROI (1)	Percent of Pre- Bonus Operating Profit Contributed to the Corporate Business Unit Bonus Pool	Allocation of Participation in the Corporate Business Unit Bonus Pool	Cash Performance Bonus Paid (2)
Matthew J. Missad	19.83%	8.42%	14.37%	$1,632,186
Michael R. Cole	19.83%	8.42%	5.75%	$871,034
Patrick M. Webster	19.83%	8.42%	10.78%	$973,680
Patrick M. Benton	15.64%	2.97% (3)	55.53% (3)	$598,108
Allen T. Peters	30.49%	3.97% (3)	40.33% (3)	$630,790
(1)	The Committee periodically establishes ROI threshold achievement levels for each Business Unit, which may vary among the different Business Units.
(2)	For 2020, the earned bonuses for Messrs. Missad, Cole, Webster, Benton and Peters equaled $5,260,523, $2,104,209, $3,945,392, $1,942,275 and $2,470,994, respectively.
(3)
For 2020, Messrs. Benton and Peters did not participate in the Corporate Business Unit bonus pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Units.

We have approximately 112 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.
Chief Executive Officer. The Committee annually reviews, and recommends for Board approval, our Chief Executive Officer’s base salary. Mr. Missad’s salary is based on comparable compensation data, the Committee's assessment of his past performance, and its expectation as to his future contributions in leading our Company. Mr. Missad's base salary fell in the mid-range of the salaries of comparable executives in our peer group. The Committee has complete discretion in recommending the base salary for Mr. Missad (who does not have an employment agreement with our Company). For 2021, Mr. Missad is eligible to receive an allocation of 20% of the Corporate Business Unit bonus pool, subject to the limits described above.
Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our Long-Term Stock Incentive Plan (the “LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.
For 2020 (as was the case for 2019 and 2018), the long-term equity awards made to our Named Executives under our LTSIP were funded entirely by these officers under our Performance Bonus Plan. The number of shares of restricted stock and performance units granted to each Named Executive was determined by each employee's Excess Bonus earned under the Performance Bonus Plan. No discretionary awards were made to the

Named Executives under the LTSIP in 2020, nor have any been made since 2014. Based upon the formula described above, our Named Executives received restricted stock awards and performance units in the following amounts for 2020 performance under our Performance Bonus Plan:
	Matthew J. Missad	Michael R. Cole	Patrick M. Webster	Patrick M. Benton	Allen T. Peters
Shares subject to three -year cliff vesting (1)	60,539	20,575	49,583	22,427	30,704
Performance Units (2)	6,727	2,286	5,509	2,492	3,411
(1)
Amount determined by each Named Executive's total earned bonus under the Performance Bonus Plan, less the sum of the total cash bonus multiplied by 90% and divided by $53.94, the closing price of the Company's common stock on January 29, 2021, which is utilized in determining the number of shares to be granted under the respective equity-based compensation awards.

(2)	The performance units vest over the three-year performance period, as described above.
We encourage and promote ownership of Company stock by our employees and directors, and have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:
Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations, Managing Directors, Regional Sales Managers, Operations Managers, Corporate Directors, National Sales Directors, Segment Directors/Controllers	$100,000
Plant Managers, Corporate Senior Managers, Purchasing/ Transportation Managers, Regional Safety Directors, Regional Accounting Managers	$50,000
Independent Directors	7,500 shares
Our Company maintains an Executive Stock Grant Program (the “ESGP”) pursuant to which we grant shares of restricted Company common stock to eligible employees who invest in shares of the Company’s common stock under our Deferred Compensation Plan (the “DCP”). Under the ESGP, approximately $1.00 worth of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP (the “Match Shares”). The Match Shares vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.
Our DCP allows key employees to defer a portion of their salary and/or bonus. Our Named Executives may not defer more than $15,000 of salary or more than $100,000 of incentive compensation per year. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. In general, each employee receives a payout of his or her DCP account one year from the date he or she terminates employment with our Company, unless termination of employment is due to retirement, death or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.

We have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make payroll deductions or lump sum contributions, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee's account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.
We have a Stock Gift Plan under which eligible employees receive a modest amount of our common stock on specified service anniversaries with us.
Executive Retirement Plan. Under our Executive Retirement Plan (the “ERP”), officers with twenty or more years of Company service and at least ten years of service as an officer are entitled to certain retirement benefits. The ERP provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive's highest annual base salary during the three-year period preceding retirement), and is payable over three years after retirement, death or disability. Our CEO does not participate in the ERP.
Impact of Restatements Retroactively Impacting Financial Goods. The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.
Clawback Policy. Our Board has adopted a Clawback Policy that allows the Company to recoup or otherwise recover certain incentive compensation paid to the Company's executive officers in the event of a restatement of the Company's financial statements or due to certain improper conduct by those officers.
Say on Pay Results and Shareholder Engagement. Historically, our shareholders have expressed meaningful support of the Company's executive compensation practices and programs. As noted above, we have favored a practice of providing modest base salaries, relative to our peers and the market, in return for a greater emphasis on performance-based compensation. Our financial performance over the past several years indicates that this practice has yielded significant benefits for our shareholders (from 2018 through 2020, the Company’s share price has increased 50% and its compound annual growth rate over that three-year period has been 14%).
We believe that our performance-based compensation has contributed to our strong financial results. The results have, in turn, led to significant bonus awards. Based, in part, upon feedback from certain of our shareholders, during 2020 the Committee evaluated changes to incentive compensation and ultimately recommended modifications for our Named Executives. These modifications were approved by our Board.

Our annual Performance Bonus Plan limits the cash payment of bonuses to two times a participant's base salary as of the end of the preceding year. Historically, the Committee and the Board have allocated the earned bonus in excess of that cap to payments in the form of shares of restricted stock that cliff-vest on the fifth anniversary of the grant date. Effective for fiscal 2020, the Committee and the Board approved of the continued use of restricted shares; however, the vesting period was reduced to three years, and for our Named Executives a portion of the restricted share grants was replaced with the grant of performance units, as explained in more detail above. In addition, the Committee and the Board approved the implementation of a modification to the amount of annual bonus payments to our Named Executives, based upon the relative amount of our business unit bonus pools. This resulted in an overall reduction to the bonus awards to our Named Executives.

PERSONNEL AND COMPENSATION COMMITTEE REPORT
The primary purpose of the Personnel and Compensation Committee (the “Committee”) is to assist the Board in discharging its responsibilities related to the compensation of our Company's executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website.
The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Effective as of March 8, 2021, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Thomas W. Rhodes, Chairman Joan A. Budden Bruce A. Merino Michael G. Wooldridge
The report of the Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

Summary Compensation Table
The following table includes information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).
Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)(3)	All Other Compensation (4)	Total
Matthew J. Missad, Chief Executive Officer	2020	$806,822	$3,357,337	$1,632,186	$61,462	$5,857,807
	2019	$792,710	$2,502,448	$1,616,026	$33,679	$4,944,863
	2018	$779,319	$1,370,120	$1,587,452	$37,459	$3,774,350
Michael R. Cole, Chief Financial Officer	2020	$424,517	$1,159,179	$871,034	$29,675	$2,484,405
	2019	$412,850	$908,859	$851,034	$28,304	$2,201,047
	2018	$403,886	$441,669	$827,034	$35,137	$1,707,726
Patrick M. Webster, President and Chief Operating Officer	2020	$481,129	$2,766,370	$973,680	$24,587	$4,245,766
	2019	$472,653	$2,270,180	$963,679	$25,579	$3,732,091
	2018	$463,586	$1,355,674	$946,640	$26,759	$2,792,659
Patrick M. Benton, President, UFP Construction, LLC	2020	$292,690	$1,256,462	$598,108	$20,119	$2,167,379
	2019	$286,773	$1,170,584	$586,380	$23,399	$2,068.136
	2018	$280,838	$491,382	$574,380	$23,542	$1,370,142
Allen T. Peters, President, UFP Retail Solutions, LLC	2020	$308,710	$1,702,923	$630,790	$29,975	$2,667,398
	2019	$302,794	$1,458,947	$618,422	$25,976	$2,406,139
	2018	$296,815	$1,070,382	$606,422	$27,065	$2,000,684
(1)
Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2020 amounts also include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Benton, Cole and Peters. The 2019 amounts also include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, $55,000 for Messrs. Cole and Peters, and $50,000 for Mr. Benton. The 2018 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, $55,000 for Messrs. Cole and Peters, and $50,000 for Mr. Benton.

(2)
The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three or five years, subject to acceleration upon reaching age 60.

(3)	Represents annual cash bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees.
(4)
The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2020 in the amount of $4,275 for Messrs. Missad, Cole, Webster and Peters; and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2020 in the amount of $40,548 for Mr. Missad and $3,674 for Mr. Webster. We permit limited personal use of corporate aircraft by our Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.
The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive's aggregate fringe benefits: use of Company-owned property; a convenience allowance; and taxes paid on behalf of the Named Executive.

Narrative Disclosure of Perquisites and Benefits
We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:
Benefit Plan	Officers	Certain Managers	Full-Time Exempt Employees	Full-Time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√
We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them.
Type of Perquisites	Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance (2)	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered
(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.
(2)
In 2018 the Company’s automobile expense reimbursement program was revised to limit participation to certain employees whose personal automobiles are used more than fifty percent for Company business travel. Other employees receive reimbursement, in accordance with the Code, for expenses incurred in connection with the utilization of their personal vehicles for business travel.

Grants of Plan-Based Awards
The following table reflects the grant of plan-based awards earned in fiscal 2020 to the Named Executives.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Maximum (4)	Threshold (#)	Target (#)	Maximum (#)
Matthew J. Missad		0	$1,632,186 0	0 0	0	0	0	0
	02/18/21	0	0	0	6,727	13,454	0	$362,854
	02/18/21	0	0	0	0	0	60,539	$3,265,495
	02/25/21	0	0	0	0	0	1,547	$93,209
Michael R. Cole		0	$871,034	0	0	0	0
	02/18/21	0	0	0	2,286	4,572	0	$23,037
	02/18/21	0	0	0	0	0	20,575	$1,109,810
	02/25/21	0	0	0	0	0	831	$50,086
Patrick M. Webster		0	$973,680	0	0	0	0	0
	02/18/21	0	0	0	5,509	11,018	0	$297,155
	02/18/21	0	0	0	0	0	49,583	$2,674,496
	02/25/21	0	0	0	0	0	1,547	$93,209
Patrick M. Benton		0	$598,108	0	0	0	0	0
	02/18/21	0	0	0	2,492	4,984	0	$134,418
	02/18/21	0	0	0	0	0	22,427	$1,209,718
	02/25/21	0	0	0	0	0	787	$47,434
Allen T. Peters		0	$630,790	0	0	0	0	0
	02/18/21	0	0	0	3,411	6,822	0	$183,989
	02/18/21	0	0	0	0	0	30,704	$1,656,147
	02/25/21	0	0	0	0	0	787	$47,434
(1)
The amounts represent the maximum awards that could have been earned by each Named Executive for fiscal 2020 under our Performance Bonus Plan. The actual amount paid to each Named Executive under this Plan for fiscal 2020 is reported in the Summary Compensation Table. Amounts earned under this Plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (4). For details regarding how awards are determined under the Plan, see the Compensation Discussion and Analysis section of this proxy statement.

(2)	Reflects the award of performance units that vest at the end of the three-year performance period.
(3)
Reflects the grant of shares of restricted Company common stock. As described in the Compensation Discussion and Analysis section above, the amount of an employee's bonus earned in excess of the limit referenced in footnote (4) is payable in shares of restricted Company stock that cliff vest in three years, subject to accelerated vesting upon death, disability, retirement, or a change in control. The grant date fair value of the awards is included in the Stock Awards column in the Summary Compensation Table.

(4)	Represents 2.0 times each Named Executive's base salary as of the date of the grant, which is the maximum amount of any earned bonus that is payable in cash under our Performance Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by the Named Executives as of December 26, 2020:
			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards:
					Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Matthew J. Missad	02/20/20	02/20/25	50,573	$2,852,823
	02/21/19	02/21/24	41,405	$2,335,656
	02/22/18	02/22/23	35,032	$1,976,155
	02/23/17	02/23/22	40,758	$2,299,159
	02/18/16	02/18/21	39,636	$2,235,867
Michael R. Cole	02/27/20	02/27/25	934	$52,687
	02/20/20	02/20/25	18,045	$1,017,918
	02/27/19	02/27/24	1,435	$80,948
	02/21/19	02/21/24	12,786	$721,258
	02/28/18	02/28/23	1,324	$74,687
	02/22/18	02/22/23	11,480	$647,587
	02/23/17	02/23/22	1,491	$84,107
	02/23/17	02/23/22	14,838	$837,012
	02/25/16	02/25/21	1,944	$109,661
	02/18/16	02/18/21	5,148	$290,399
Patrick M. Webster	02/20/20	02/20/25	45,724	$2,579,291
	02/21/19	02/21/24	40,939	$2,309,369
	02/22/18	02/22/23	35,084	$1,979,088
	02/23/17	02/23/22	42,540	$2,399,681
	02/18/16	02/18/21	32,439	$1,829,884
Patrick M. Benton	02/27/20	02/27/25	745	$42,025
	02/20/20	02/20/25	23,697	$1,336,748
	02/27/19	02/27/24	1,307	$73,728
	02/21/19	02/21/24	14,520	$819,073
	02/28/18	02/28/23	1,280	$72,205
	02/22/18	02/22/23	13,161	$742,412
	02/23/17	02/23/22	1,326	$74,800
	02/23/17	02/23/22	14,829	$836,504
	02/23/17	02/23/22	3,000	$169,230
	02/25/16	02/25/21	3,000	$169,230
	02/25/16	02/25/21	2,130	$120,153
	02/18/16	02/18/21	19,302	$1,088,826

			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards:
					Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Allen T. Peters	02/27/20	02/27/25	820	$46,256
	02/20/20	02/20/25	29,643	$1,672,162
	02/27/19	02/27/24	1,438	$81,118
	02/21/19	02/21/24	33,064	$1,865,140
	02/28/18	02/28/23	1,280	$72,205
	02/22/18	02/22/23	19,884	$1,121,656
	02/23/17	02/23/22	1,458	$82,246
	02/23/17	02/23/22	21,906	$1,235,717
	02/25/16	02/25/21	1,398	$78,861
	02/18/16	02/18/21	18,693	$1,054,472
(1)
Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability, retirement or a change in control of our Company, the shares vest in full on the fifth anniversary of the grant date.

(2)	The market value of the shares in these columns is based upon the closing price of our common stock on December 26, 2020 ($56.41).
Option Exercises and Stock Vested
The following table provides information on the number and value of options exercised and stock grants vested in 2020 by the Named Executives.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Matthew J. Missad (2)	0	0	30,240	$1,554,055
Michael R. Cole	0	0	2,685	$134,438
Patrick M. Webster (2)	0	0	29,274	$1,439,037
Patrick M. Benton	0	0	4,335	$217,053
Allen T. Peters	0	0	5,670	$284,038
(1)	Value based upon the closing market price of our Company’s common stock on the vesting date.
(2)
Messrs. Missad and Webster each turned 60 in 2020. Under the terms of the Company’s Executive Stock Grant Program, each of their unvested shares held in this program fully vested on their respective birthdays.

Non-Qualified Deferred Compensation
The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.
Names	Executive Contributions in 2020 (1)	Company Contributions in 2020 (2)	Aggregate Earnings in 2020 (3)	Aggregate Withdrawals/ Distributions in 2020	Aggregate Balance at December 26, 2020
Matthew J. Missad	$115,000	$20,294	$721,621	0	$4,937,730
Michael R. Cole	$55,000	$9,705	$262,292	($41,492)	$1,795,357
Patrick M. Webster	$115,000	$18,529	$1,063,302	($103,734)	$7,226,984
Patrick M. Benton	$55,000	$9,705	$71,321	($57,052)	$530,212
Allen T. Peters	$55,000	$9,705	$111,852	0	$814,761
(1)
Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2020 and monthly salary for 2020 for Messrs. Missad and Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2020 and monthly salary for 2020 for Mr. Cole of $40,000 and $15,000, respectively; and from the annual bonus earned for 2020 for Messrs. Benton and Peters of $55,000.

(2)
The amounts reflect the value of shares of our common stock contributed by the Company under our DCP, based upon the issuance of shares in an amount equal to 15% of the fiscal 2020 salary and/or bonus deferrals.

(3)
Amounts shown are credited to the Named Executive's deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our DCP allows key employees to defer a portion of their incentive compensation and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.
Other Post-Employment Compensation
Severance Agreements
Under our Executive Retirement Plan (which currently excludes our CEO), officers with twenty or more years of service with the Company and at least ten years of service as an officer are entitled to certain retirement benefits. This plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death or disability.

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies the incremental amounts that would have been vested and become payable on December 26, 2020 to each Named Executive in the event of death, permanent disability, retirement, or change in control. In the event of a change in control, payments to our CEO and other officers are conditioned upon both the change in control and his or her actual or constructive termination of employment that approximates the change in control (commonly referred to as a double trigger change in control benefit).
	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad	Cash Severance (3)	$3,586,725	$3,586,725	$3,586,725	$2,424,039
	Equity: (4)
	- Restricted Stock	$11,699,659	$11,699,659	$11,699,659	$11,699,659
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$15,322,384	$15,322,384	$15,322,384	$14,159,698

Michael R. Cole	Cash Severance (3)	$433,270	$433,270	$433,270	$851,034
	Equity: (4)
	- Restricted Stock	$3,916,264	$3,916,246	$3,916,234	$4,803,298
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$4,704,363	$4,704,363	$4,704,363	$5,122,127

Patrick M. Webster	Cash Severance (3)	$709,980	$709,980	$709,980	$963,680
	Equity: (4)
	- Restricted Stock	$11,097,313	$11,097,313	$11,097,313	$11,097,313
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$11,843,293	$11,843,293	$11,843,293	$12,096,993

Patrick M. Benton	Cash Severance (3)	$225,848	$225,848	$225,848	$586,380
	Equity: (4)
	- Restricted Stock	$5,544,933	$5,544,933	$5,544,933	$5,544,933
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$5,806,781	$5,806,781	$5,806,781	$6,167,313

Allen T. Peters	Cash Severance (3)	$295,559	$295,559	$295,559	$618,422
	Equity: (4)
	- Restricted Stock	$7,309,833	$7,309,833	$7,309,833	$7,309,833
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$7,641,392	$7,641,392	$7,641,392	$7,964,255
(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.
(2)
In the event of a change in control and his actual or constructive termination of employment, Mr. Missad would receive three years of salary, while Messrs. Cole, Webster, Benton, and Peters would each receive two years of salary.

(3)
None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an executive retirement plan (“ERP”) for officers who have been employed by the Company for at least twenty years and have been officers for at least ten years (which currently excludes our CEO). Upon death, permanent disability or other separation of service at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three-year period preceding separation. If death, permanent disability or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee's actual age and age 62. None of the Named Executives has reached age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due. Each of the Named Executives has met the service requirements of the ERP. In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care.
(4)	Stock awards that have already vested are not included in the table.
Director Compensation
For 2020, each non-employee director (except Mr. Currie) received a $60,000 annual cash retainer fee and a $125,000 annual stock retainer fee. In addition, each member of the Audit Committee received $5,000 for serving on that committee, and each member of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee received $3,000 for serving on those committees. In addition to these committee service fees, the chairperson of the Audit Committee received $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee each received $5,000. Each independent director may participate in the Director Retainer Stock Plan (the “DRSP”). The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration, are paid quarterly and either or both (in total or in part) may be deferred in accordance with the DRSP. Under the terms of the DRSP, deferred cash is used to purchase Company common stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer. For 2020, Messrs. Currie, McLean, Rhodes, Walker and Wooldridge and Mesdames Budden and Tuuk Kuras participated in the DRSP and were allocated shares of Company common stock, in lieu of cash fees, in the following amounts: 5,446 shares; 4,090 shares; 4,816 shares; 2,858 shares; 3,148 shares; 4,182 shares; and 4,199 shares, respectively.
The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for their service on our Board in 2020.
Names	Fees Earned or Paid in Cash (1)	Stock Awards	Total
Joan A. Budden	$66,000	$125,000	$191,000
William G. Currie (2)	$120,000	$250,000	$370,000
Benjamin J. McLean	$65,000	$125,000	$190,000
Bruce A. Merino	$66,000	$125,000	$191,000
Thomas W. Rhodes (3)	$73,000	$125,000	$198,000
Mary Tuuk Kuras	$68,000	$125,000	$193,000
Brian C. Walker (3)	$85,000	$125,000	$210,000
Michael G. Wooldridge (3)	$71,000	$125,000	$196,000
(1)	Includes amounts that may be deferred under our DRSP and used to purchase shares of our common stock.
(2)	Mr. Currie received a $120,000 cash retainer fee and a $250,000 stock retainer fee for serving as Chairman of the Board for 2020.

(3)
Mr. Rhodes was Chairman of the Personnel and Compensation Committee and received an additional $5,000 per year for serving in that capacity. Mr. Walker was Chairman of the Audit Committee and received an additional $20,000 for serving in that capacity. Mr. Wooldridge was Chairman of the Nominating and Corporate Governance Committee and received an additional $5,000 for serving in that capacity.

Each independent director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses. Each independent director is required to own a minimum of 7,500 shares of our Company stock within two years of joining our Board.
Equity Compensation Plan Information
As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services. The following table sets forth certain information regarding our equity compensation plans as of December 26, 2020.
	Number of shares to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (1) (c)
Equity compensation plans approved by security holders	0	$0.00	2,089,274
Equity compensation plans not approved by security holders	none
(1)
The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants or similar rights, as of December 26, 2020, is as follows: 489,124 shares for the ESPP; 212,676 shares for the DRSP; and 16,013 shares for the Stock Gift Plan. In addition, of the remaining 1,371,461 shares available for future issuance under the LTSIP, those shares may be issued in the form of options as well as stock appreciation rights, restricted stock, performance shares or other stock-based awards.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act except for one report, covering one transaction, that was filed late for Mr. Webster.
GENERAL
The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.
RELATED PARTY TRANSACTIONS
The Audit Committee has a responsibility to review, approve or ratify related party transactions involving directors, executive officers and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction based on what is fair to our Company and is in the best interest of our shareholders. There were no reportable related party transactions during 2020.
AVAILABILITY OF FORM 10-K
Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.
SHAREHOLDER PROPOSALS
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2022 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 14, 2021. Proposals of shareholders should be addressed to UFP Industries, Inc., Attention: Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.
In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in our Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year's annual meeting of shareholders. If our 2022 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2021 Annual Meeting, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within ten days after the date we mail or otherwise give notice of the date of that meeting. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.
As of the date of this Proxy Statement, we have not received any proposals from any shareholders to be presented at the 2021 Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS
Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the UFP Industries, Inc., Attention: Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.
March 10, 2021
By Order of the Board of Directors,

David A. Tutas, General Counsel and Secretary

UFP INDUSTRIES, INC.
ATTN: DAVID A. TUTAS
2801 EAST BELTLINE AVE. NE
GRAND RAPIDS, MI 49525

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/20/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/UFPT2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/20/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
To elect three directors to serve until 2024:

Nominees	**For**	**Against**	**Abstain**
1a. Matthew J. Missad	☐	☐	☐
1b. Thomas W. Rhodes	☐	☐	☐
1c. Brian C. Walker	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000488181_1 R1.0.0.153

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

UFP INDUSTRIES, INC.
Annual Meeting of Shareholders
April 21, 2021 8:30 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William G. Currie and David A. Tutas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of UFP Industries, Inc., held of record by the undersigned on February 24, 2021, at the Annual Meeting of Shareholders to be held April 21, 2021 and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

0000488181_2 R1.0.0.153

Continued and to be signed on reverse side